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                                      EXHIBIT 11
                                 EAGLE FINANCE CORP.

                         COMPUTATION OF NET INCOME PER SHARE
           For the Three and Nine Months Ended September 30, 1997 and 1996
                                     (Unaudited)

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                                                         THREE MONTHS ENDED     NINE MONTHS ENDED
                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                         ------------------     -----------------
                                                           1997        1996        1997      1996
                                                         -------       ----      -------     ----
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income data:
1.  Income (loss) before income taxes. . . . . . . . .   $(2,453)      $347      $(4,411)    $637
2.  Applicable income taxes. . . . . . . . . . . . . .        --        133           --      212
                                                         -------       ----      -------     ----
3.  Net income . . . . . . . . . . . . . . . . . . . .   $(2,453)      $214       (4,411)    $425
                                                         -------       ----      -------     ----
                                                         -------       ----      -------     ----

Number of outstanding shares:
4.  Weighted average common shares
       outstanding, adjusted for stock splits. . . . .     4,206      4,189        4,195    4,189
5.  Weighted average shares of treasury
       stock outstanding, adjusted for stock splits. .        --         --           --       --
6.  Weighted average shares reserved for stock
       options (utilizing the treasury stock method) .        --         --           --        7

7.  Common shares outstanding (Line 4-5+6) . . . . . .     4,206      4,189        4,195    4,196

Net income per share:
8.  Net income (loss) per common shares (Line 3/4) . .    $(0.58)     $0.05       $(1.05)   $0.10
9.  Fully diluted net income (loss) per common (Line 3/7) $(0.58)     $0.05       $(1.05)   $0.09

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